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                                                                     Exhibit 4.2


                                   Dividend

                                 Reinvestment

                                     Plan



                               Fluor Corporation



                                    Amended

                                 June 30, 1995
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                               KEY PLAN FEATURES

The Plan

     The Plan offers Fluor shareholders the opportunity to conveniently reinvest their dividends in shares of Fluor Common Stock without payment of a service fee or brokerage commission.

Dividend Reinvestment

     Dividends paid by Fluor to you as a participating shareholder in the Plan are automatically applied toward the purchase of additional Fluor Common Stock. All fees and brokerage commissions are paid by Fluor. The Bank (Chemical Bank) purchases both full and fractional shares for your Account which means the entire amount of your dividend is utilized.

     In order to participate in the Plan, all shares registered in your name must be enrolled in the Plan and you must enroll with and maintain a minimum balance of not less than 50 shares in your Account. If your Account does not maintain a minimum balance of at least 50 shares, your Account will be terminated without further notice. In such event, your Account shares will be sold and a check for the net proceeds will be mailed to you.

Optional Cash Investments

     In addition to reinvesting your dividends, you may elect to purchase additional shares of Fluor Common Stock for cash in any amount from a minimum of $100 per monthly investment to a maximum of $10,000 per quarter (Optional Cash Investments). You must participate in the Dividend Reinvestment portion of the Plan to make Optional Cash Investments. A three dollar ($3) service fee is charged for each check or money order processed by the Bank. Payment of this fee will be split equally between you and Fluor ($1.50 each). You are also responsible for a brokerage commission of seven cents ($0.07) per share multiplied by the number of shares of Fluor Common Stock purchased for your Account. Shares purchased with Optional Cash Investments will be credited to your Account less fees and commissions required to be paid by you.

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     To make an Optional Cash Investment, mail a check or money order payable to
Chemical Bank, together with the remittance slip which is part of your Account statement, to the address indicated on the statement. Optional Cash Investments may be made monthly, and must be received at least two business days prior to either (i) the 15th day of any month during which dividends are not paid (or if that is not a business day, then on the first business day thereafter), or (ii) the quarterly dividend payment date during any month dividends are paid.
Although the actual dividend payment dates vary, these dates have historically occurred between the 10th and 21st days of January, April, July and October of each year. Optional Cash Investments not received within this time period will be held until and invested at the next purchase date.

Plan Purchases of Fluor Common Stock

     The purchase of shares of Fluor Common Stock will generally occur on either
(i) the 15th day of any month dividends are not paid, or (ii) the dividend payment date mentioned above, as applicable. The price of shares acquired for each Account will be equal to the average price for all shares purchased by the Bank as agent for all Participants in the Plan during the month that such shares are purchased.

Plan Account Statements

     After the quarterly dividends and Optional Cash Investments are reinvested in shares of Fluor Common Stock, the Bank will send you a detailed year-to-date statement of your Account. The statement includes all amounts invested on your behalf, the number of shares and fractional shares credited to your Account, the purchase price of those shares and the total number of shares you hold in your Account.

Tax Information

     Reinvested dividends are treated by the IRS in the same manner as cash dividends and are taxable. The payment of service fees and brokerage commissions by Fluor on your behalf is considered income to you and reported as such to the IRS. If you are subject to backup withholding tax on dividends under the Plan, or you are a foreign stockholder whose dividends are subject to United States income tax withholding, the amount of the tax to be withheld is deducted from the amount of the dividends and only the reduced amount is reinvested in Fluor Common Stock.

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At year end, the Bank provides you with summary information for tax purposes.

Custody of Shares

     All shares purchased under the Plan are held for you in your Account by the Bank. Upon written request, the Bank will send you a certificate for any full shares credited to your Account and a check for any fractional share. You must pay a service fee of five dollars ($5) per certificate requested by sending a check or money order payable to Chemical Bank.

     You may also elect to have the Bank provide custodial service for the shares of Fluor Common Stock that you already own by sending your share certificates to Chemical Bank at the address indicated below, either by registered or certified mail, return receipt requested.

Voting Rights

     Before each shareholder meeting, the Bank will mail a proxy card to you for the shares held in your Account. Your shares will be voted as you direct. If you properly sign and return the proxy card but otherwise provide no instruction, your Account shares will be voted as recommended by Fluor's Board of Directors. If you do not return your proxy, the shares in your Account will not be voted.

Sale of Plan Account Shares

     You may sell shares of Fluor Common Stock directly from your Account at any time through a written request directing the Bank to sell a specified number of shares of stock from your Account. Sales of shares generally occur within seven calendar days of receipt by Chemical Bank of your instruction to sell shares. The Bank will remit the proceeds to you as soon as practicable, less a fifteen dollar ($15) service fee and applicable brokerage commissions.

Participation in the Plan

     Subject to the minimum holding requirements, all holders of record of Fluor Common Stock may join the Plan at any time. To begin participating, complete an authorization card and mail it to the Bank in the postage-paid envelope provided for your convenience. If you are a shareholder of record and you have not received an authorization card, contact the Bank at the address below.

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     If your shares are registered in the name of someone holding the shares on your behalf (e.g., in the name of a broker, bank or other nominee) and you want to participate in the Plan, you must either make appropriate arrangements with your broker, bank or other registered holder to participate in the Plan, or you must become the holder of record by having the shares transferred to your own name.

     Your authorization card must be received by the Bank prior to a dividend record date for participation in the plan to begin effective with that quarterly dividend payment. Although the actual record dates for Fluor dividends vary, historically these dates have occurred between the 20th and 30th days of December, March, June and September of each year.

Withdrawal from the Plan

     You may withdraw from the Plan at any time by notifying the Bank in writing and mailing a check or money order of five dollars ($5) per certificate requested. Upon withdrawal, the Bank will send you a certificate for the full number of shares held in your Account and a check for any fractional share. Alternatively, you may direct the Bank to sell your shares, upon which the Bank will remit to you the cash proceeds less the fifteen dollar ($15) service fee and brokerage commissions applicable to the sale of Account shares.

Additional Plan Information

     If you have questions regarding the Plan please contact:

                                 Chemical Bank
                        Fluor Dividend Reinvestment Plan
                                J.A.F. Building
                                 P.O. Box 3069
                         New York, New York 10116-3069
                           Telephone: (800) 813-2847

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Dividend Reinvestment Plan Terms and Conditions

     1. As agent for each participating shareholder ("Participant") of Fluor Corporation ("Fluor"), Chemical Bank (the "Bank") will carry out the Terms and Conditions of the Fluor Corporation Dividend Reinvestment Plan (the "Plan") set forth below.

     2. To elect to participate in the Plan, a shareholder must submit to the Bank a completed and signed authorization card ("Authorization"). The Authorization must include the name (or names in the case of a joint tenancy or trust, etc.) of the Participant exactly as the name or names are registered and appear on the certificate. Pursuant to receiving such Authorization, the Bank will establish an account under the Plan ("Account") for each Participant and will credit to the Account of each Participant cash received by the Bank from either of the following sources: (i) cash dividends payable to the Participant on all shares of Fluor Common Stock registered in the Participant's name, pursuant to paragraph 3 below; and (ii) Optional Cash Investments delivered to the Bank by the Participant, pursuant to paragraph 4 below.

     3. All cash dividends payable to the Participant on shares of Fluor Common Stock registered in the Participant's name are applied toward the purchase of additional Fluor Common Stock. Stock purchases are made by the Bank and the newly acquired shares credited to the Participant's Account. All fees and brokerage commissions are paid by Fluor. The Plan does not permit partial reinvestment, nor does the Plan permit the Participant to designate a portion or percentage of the cash dividend to be applied toward reinvestment. Under the Plan, the Bank reinvests all cash dividends on all shares registered in the Participant's name except where it is clearly established to the Bank that the Participant is holding Fluor shares for several beneficial owners. An Authorization for dividend reinvestment must be received by the Bank prior to a quarter's dividend record date for participation in the Plan to begin effective with that quarterly dividend payment. Although the actual record dates for Fluor dividends vary, historically these dates have occurred between the 20th and 30th days of December, March, June and September.

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     In order to participate in the Plan, all shares registered in a
Participant's name must be enrolled in the Plan, and all Participants must enroll with and maintain a balance of not less than 50 shares in their Account. If a Participant's Account does not maintain a minimum balance of at least 50 shares, the Participant's Account will be terminated without further notice. In such event, Participant's Account shares will be sold and a check for the net proceeds (less applicable fees pursuant to paragraphs 14 and 15 below), will be mailed to the Participant.

     4. The Participant may elect to purchase additional shares of Fluor Common Stock for cash in any amount from a minimum amount of one hundred dollars ($100) per monthly investment to an aggregate maximum amount of ten thousand dollars ($10,000) per quarter ("Optional Cash Investments"). The Participant must be participating in the Dividend Reinvestment portion of the Plan to make Optional Cash Investments. A service fee in the amount of three dollars ($3) is charged by the Bank for each check or money order processed. Payment of this fee will be split equally between the Participant and Fluor ($1.50 each). A brokerage commission of seven cents ($0.07) per share multiplied by the number of shares purchased is also payable by the Participant. Shares purchased with Optional Cash Investments will be credited to the Participant's Account less the fees and commissions required to be paid by the Participant. Optional Cash Investments must be received by the Bank at least two business days prior to either (i) the 15th day of any month during which dividends are not paid (or if that day is not a business day, then on the first business day after such date), or (ii) the quarterly dividend payment date during any month dividends are paid. The dividend payment dates have historically occurred between the 10th and 21st days of January, April, July and October. Optional Cash Investments not received within the time period will be held until and invested at the next purchase date. No interest will be paid on Optional Cash Investments received by the Bank. If Fluor does not pay a dividend on its regular date, Cash Investments sent by the Participant to the Bank will be invested as though such dividend had been paid.

     Optional Cash Investments should be made payable to Chemical Bank, drawn against United States banks and in United States dollars, and mailed directly, together with the remittance slip which is part of the Participant's Account statement, to the address

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indicated on the statement. Checks drawn against non-United States banks must have the United States currency imprinted on the check. Optional Cash Investments sent to any other address will not be considered validly delivered. If any check is returned unpaid for any reason, the Bank will consider the request for investment of such money null and void and shall immediately remove from the Participant's Account any shares purchased upon the prior credit of such money. The Bank shall thereupon be entitled to sell these shares to satisfy any uncollected amounts. If the net proceeds of the sale of such shares are insufficient to satisfy the balance of such uncollected amounts, the Bank shall be entitled to sell such additional shares from the Participant's Account to satisfy the uncollected balance.

     5. The Bank will invest all cash credited to the Participant's Account for the purchase of full and fractional shares of Fluor Common Stock. Dividends received from Account shares and Optional Cash Investments may be aggregated and commingled with the funds credited to all other Accounts of all other Participants. No interest will be payable on such funds.

     6. The Bank will generally reinvest the cash credited to the Participant's Account on either (i) the 15th day of any month dividends are not paid, or (ii) the dividend payment date, as applicable, except where necessary to comply with applicable provisions of the federal securities laws or the rules and regulations of the Securities and Exchange Commission. If any suspension of trading of shares of Fluor Common Stock by any agency or governmental body remains effective for 30 consecutive days, the Bank shall return all cash in the Participant's Account to the Participant after such thirtieth day. Optional Cash Investments received during any 30 day suspension period will be returned as soon as practicable.

     7. The Bank will purchase shares for the Participant's Account on any securities exchange or national market system where shares of Fluor Common Stock are traded, in the over-the-counter market or in negotiated transactions. Purchases may be made on such terms as to price, delivery and otherwise, and may be executed through such brokers or dealers, as the Bank may determine. The price at which the Bank shall be deemed to have acquired shares for the

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Participant's Account shall be the average price, excluding brokerage commissions and any other costs of purchase, of all shares purchased by it as agent for all Participants in the Plan during the month that such shares are purchased. No Participant shall have any authority or power to direct the time or price at which said shares may be purchased and the Bank shall have no responsibility as to the value of the Fluor shares acquired or held for the Participant's Account.

     8. Following each purchase, the Bank will mail a statement to each Participant summarizing the year-to-date transactions in the Participant's Account, indicating, among other things, the cash dividends and Optional Cash Investments received, the amounts reinvested, the number of shares and fractional shares credited to the Participant's Account, the average cost per share and the total number of shares in the Account. Current year Account statements are provided at no charge to the Participant; however, a Participant must pay a fee of twenty dollars ($20) if requesting copies of statements from a prior calendar year.

     9. It is understood that the reinvestment of dividends does not relieve the Participant of any income tax which may be payable on such dividends. It is understood that the payment by Fluor of service fees and brokerage commissions is considered income to the Participant and reported as such to the IRS. If a Participant is subject to United States backup withholding tax on dividends, or is a foreign shareholder whose dividends are subject to United States income tax withholding, the amount of the tax to be withheld will be deducted from the amount of the dividends and only the reduced amount will be reinvested in Fluor Common Stock. Statements of account for said participants indicate the amount withheld. At year end, the Bank provides each Participant with summary information for tax purposes at no charge to the Participant.

     10. Certificates will ordinarily not be issued for shares acquired under the Plan unless the Bank is so requested by the Participant in writing or until such Account is terminated as provided in Paragraph 15 below. Upon written request, the Bank will send certificates for any full shares credited to the Participant's Account. No certificates for fractional shares will be issued. A service fee of five dollars ($5) per certificate requested must be paid by the Participant

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by mailing a check or money order payable to Chemical Bank.

     11. The Participant may elect, at no additional cost, to deposit certificates for shares of Fluor Common Stock with the Bank for safekeeping. The Bank will credit the Participant's Account with the number of shares deposited and will treat them in all respects in the same manner as shares purchased for the Participant's Account. All certificates should be sent to the Bank by either registered or certified mail, return receipt requested. The Participant bears the risk of loss in transit.

     12. Shares of Fluor Common Stock held in a Participant's Account may not be pledged or assigned. The Participant must request that the shares be withdrawn and a certificate be delivered to the Participant for these purposes.

     13. All proxy solicitation materials will be sent by the Bank to Participants. The Bank will vote Account shares as the Participant directs. If no instructions are indicated on a properly signed and returned proxy card, the Participant's Account shares will be voted in accordance with the recommendations of the Company's Board of Directors to the extent permitted by applicable laws and regulations thereunder. If the proxy card is not returned, the Participant's Account shares will not be voted.

     14. If requested in writing, the Bank will sell a Participant's Account shares generally within seven calendar days of receipt of the request and promptly remit the proceeds to the Participant, less a fifteen dollar ($15) service fee and applicable brokerage commissions. Requests to sell Account shares must indicate the number of shares to be sold and not the dollar amount to be attained. The Participant selling shares should be aware that prices may fluctuate during the period between a request for sale, receipt by the bank of the request and ultimate sale in the open market. The Participant bears the risk of any price change.

     15. A Participant may terminate participation in the Plan at any time by giving written notice to the Bank. Such notice shall be effective upon receipt by the Bank; however, if notice of termination is received by the Bank after a dividend record date, such notice will not be effective until dividends paid for

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that record date have been credited to the Participant's Account. Fluor may, in its sole judgment, direct the Bank to terminate a Participant from the Plan at any time if Fluor deems the practices of the Participant are not consistent with the intent of the Plan. Upon termination, the Bank will promptly send the Participant a certificate for the full shares in the Participant's Account and a check in an amount equal to the value of any fractional shares based upon the then current market price of a full share. A service fee of five dollars ($5) per certificate requested must be paid by the Participant by mailing a check or money order to Chemical Bank. The Bank may, at its discretion and without notice, terminate any Account having a balance of less than fifty shares by payment in cash.

     16. The Board of Directors of Fluor or any designated committee thereof, reserves the right to amend, suspend, modify or terminate the Plan at any time, but such action shall have no retroactive effect that would prejudice the interest of the Participants. Notice of such action will be sent to the last address of record for all Participants.

     17. Any election, notice, request, instruction, or withdrawal which by any provision of the Plan is required or permitted to be given or made by the Participant to the Bank, shall be written and shall be deemed to be given or made when received by the Bank. Such direction shall be mailed postage prepaid to:

                                 Chemical Bank
                        Fluor Dividend Reinvestment Plan
                                J.A.F. Building
                                 P.O. Box 3069
                         New York, New York 10116-3069
                           Telephone: (800) 813-2847

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     18.  Fluor and/or Chemical Bank shall not be liable hereunder for any action taken, suffered or omitted in good faith including without limitation, any claim of liability arising under the following: (i) failure to terminate the Participant's Account upon the Participant's death or otherwise prior to the receipt of written notice of such death; (ii) termination accompanied by documentation deemed satisfactory by the Bank; (iii) prices at which shares are purchased or sold for the Participant's Account; (iv) timing and terms on which such purchases and sales are made; or (v) market value or any fluctuation in the market value after purchase of shares or sale of shares for the Participant's Account.

     19. These Terms and Conditions and the provisions of the Authorization shall be governed by the laws of the State of New York.

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